UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2014

Commission File Number	Exact Name of Registrant as Specified in its Charter, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
1-9516	Icahn Enterprises L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398766
333-118021-01	ICAHN ENTERPRISES HOLDINGS L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398767

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Senior Notes Offering

On January 29, 2014, Icahn Enterprises L.P. (“Icahn Enterprises”) and Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance” and, together with Icahn Enterprises, the “Issuers”) closed their previously announced sale of $1.35 billion aggregate principal amount of 5.875% Senior Notes due 2022 (the “Notes”) pursuant to the purchase agreement, dated January 22, 2014 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings L.P., as guarantor (the “Guarantor”), and Jefferies LLC, as initial purchaser (the “Initial Purchaser”). The Notes were priced at 100.000% of their face amount.  The net proceeds from the sale of the Notes were approximately $1.34 billion after deducting the initial purchaser’s discount and commission and estimated fees and expenses related to the offering.  Interest on the Notes will be payable on February 1and August 1of each year, commencing August 1, 2014. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities.

The Issuers issued the Notes under the indenture dated as of January 29, 2014 (the “Indenture”), among the Issuers, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust, National Association, as trustee (the ‘‘Trustee’’). The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments.  On or after August 1, 2017 and prior to February 1, 2018, the Issuers may redeem all of the Notes at a price equal to 104.406% of the principal amount of the Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 102.938% on and after February 1, 2018, 101.469% on or after February 1, 2019 and 100.000% on and after February 1, 2020.  Before August 1, 2017, the Issuers may redeem the Notes upon repayment of a make-whole premium. Before February 1, 2017, the Issuers may redeem up to 35% of the aggregate principal amount of Notes with the net proceeds of certain equity offerings at a price equal to 105.875% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest.

The Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers’ and the Guarantor’s existing and future senior unsecured indebtedness, and rank senior to all of the Issuers’ and the Guarantor’s existing and future subordinated indebtedness.  The Notes and the related guarantee are effectively subordinated to the Issuers’ and the Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness.  The Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries other than the Guarantor.

In connection with the sale of the Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated January 29, 2014 (the “Registration Rights Agreement”), with the Initial Purchaser.  Pursuant to the Registration Rights Agreement, the Issuers have agreed to file a registration statement with the U.S. Securities and Exchange Commission, on or prior to 120 calendar days after the closing of the offering, to register an offer to exchange the Notes for registered notes guaranteed by the Guarantor with substantially identical terms, and to use commercially reasonable efforts to cause the registration statement to become effective by the 210th day after the closing of the offering.  Additionally, the Issuers and the Guarantor may be required to file a shelf registration statement to cover resales of the Notes in certain circumstances. If the Issuers and the Guarantor fail to satisfy these obligations, the Issuers may be required to pay additional interest to holders of the Notes under certain circumstances.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

Please see the information set forth in Item 1.01 above, which is incorporated by reference into this Item 2.03.

ITEM 8.01 OTHER ITEMS

On January 29, 2014, Icahn Enterprises issued a press release announcing the closing of the offering of the Notes. A copy of the press release is filed and attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated January 29, 2014, among Icahn Enterprises L.P., Icahn Enterprises Finance Corp., Icahn Enterprises Holdings L.P. and Wilmington Trust, National Association, as trustee.

10.1	Registration Rights Agreement, dated January 29, 2014, among Icahn Enterprises L.P., Icahn Enterprises Finance Corp., Icahn Enterprises Holdings L.P. and Jefferies LLC.

99.1	Press Release dated January 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

		By:	/s/ SungHwan Cho
Date: January 29, 2014			SungHwan Cho Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P. (Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

		By:	/s/ SungHwan Cho
Date: January 29, 2014			SungHwan Cho Chief Financial Officer